Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CANCER GENETICS, INC.

Cancer Genetics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That the name of this Corporation is Cancer Genetics, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Fourth Amended and Restated Certificate of Incorporation as follows:

RESOLVED, that Article First of the Fourth Amended and Restated Certificate of Incorporation be amended and restated in its entirety as follows:

“The name of the Corporation is Vyant Bio, Inc.”

THIRD: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL.

FOURTH: Other than as set forth in this Certificate of Amendment, the Fourth Amended and Restated Certificate of Incorporation shall remain in full force and effect, without modification, amendment or change.

FIFTH: The effective time of this Certificate of Amendment shall be at 4:30 p.m. on March 30, 2021.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation and affirms the statements herein contained on this 30th day of March, 2021.

CANCER GENETICS, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

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